EXHIBIT 10.13

Fred Hazell,
Chairman of the Board of Directors,
Starnet Communications International Inc.,
St. Johns, Antigua
West Indies,

September 13, 2000

Mr. Meldon Ellis, President & CEO
Starnet Communications International, Inc.
St. John's, Antigua
West Indies

Dear Mr. Ellis:

Re: RESIGNATION AS PRESIDENT, CEO AND DIRECTOR OF STARNET COMMUNICATIONS INTERNATIONAL INC. AND SETTLEMENT AGREEMENT:

The following summarizes the offer approved by the Board of Directors at the Board meeting of September 11, 2000 and sets out the agreement reached between you and Starnet Communications International Inc. ("Starnet"):

In consideration for your resignation from Starnet as President & CEO and director (as well as any other officer and director positions you hold for Starnet and its subsidiaries), and in consideration of your release of any and all claims you may have against Starnet, its officers and directors or any of its subsidiaries arising under your employment agreement, Starnet agrees as follows:

1) you will be paid a cash settlement in the amount of (USD) $200,000, payable in four equal installments of $50,000 in accordance with the following payment schedule:

     a)   the first payment will become due and payable on October 1, 2000;

     b)   the second payment will become due and payable on January 1, 2000;

     c)   the third payment will become due and payable on April 1, 2000; and,

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     d)   the fourth and final payment will become due and payable on
          July 1, 2000.

2) You will also be retained by Starnet as a consultant and you will receive a monthly retainer of (USD) $5,000 during the period from October 1, 2000 to September 30, 2001 (the "Term"). During the Term you will report to the Chairman of the Board and will provide consulting services to the company on an "as requested" basis for a maximum of five (5) days per month. During the Term, Starnet will ensure that your work permit in Antigua and your social security and health benefits are maintained.

3) You will be paid a housing allowing of (USD) $4,000 per month during the Term, and the residual value of your present automobile will be transferred to you effective October 1, 2000.

4) No office space, support staff or facilities will be provided to you and you will be responsible for making your own arrangements in this regard.

5) No new stock options granted to you. Your present allotment of stock options will continue to vest during the Term and may be exercised in accordance with your current stock option agreement.

6) It is fully understood that a condition of this agreement is that you continue to work with the Board of Directors on an "as requested" basis until September 30, 2001 and contribute to the continued growth and success of the Starnet and all its subsidiaries. Implicit in this is the undertaking that you will not compete with Starnet, its subsidiaries or licensees and that you will use your "best efforts" in any work undertaken on behalf of Starnet.

7) If Starnet is in default of any payments under this agreement, and such default remains uncured 10 days after being notified of such default, then all payments under this agreement will become due and payable.

8) You agree to abide by the confidentiality and non-competition provisions contained in paragraph 13 of your Employment Agreement dated October 1, 1999, for a period of one-year following the signing of this settlement agreement.

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9)   Each of the parties to this agreement undertakes to sign any further documents that are necessary to carry out the terms and conditions of this agreement.

Please indicate your acceptance of this offer by signing below.

Yours truly,



/s/ Fred Hazell
-------------------------------------
Fred Hazell
Chairman of the Board of Directors
Starnet Communications International, Inc.

I HEREBY ACCEPT THE ABOVE OFFER:



/s/ Meldon Ellis
-------------------------------------
Meldon Ellis


Date: September 12, 2000